Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Barry A. Rothman
Visual Data Corporation
954-917-6655
brothman@vdat.com

Visual Data Receives Notice From The Nasdaq Stock Market

Pompano Beach, FL – March 25, 2003 – Visual Data Corporation (Nasdaq: VDAT), today reported it has received a letter from The Nasdaq Stock Market informing the Company that it is eligible to have its securities delisted from The Nasdaq SmallCap Market at the opening of business March 28, 2003. In turn, Visual Data Corporation announced that it has availed itself of its right to appeal this determination to a Nasdaq Listing Qualifications Panel, pursuant to the procedures set forth in the Nasdaq Marketplace Rule 4800 Series. Accordingly, this hearing request will automatically stay the delisting of the Company’s securities pending the Panel’s decision. At such time that a hearing is conducted, Visual Data intends to submit a definitive plan evidencing its ability to regain compliance with the below-referenced Marketplace Rules. It should be noted that there are no assurances that the Panel will grant the Company’s request for continued listing on The Nasdaq SmallCap Market.

In the letter received from The Nasdaq Stock Market, the Company was notified that it has not regained compliance with the minimum $1.00 bid price per share requirement, as set forth in Marketplace Rule 4310(c)(4). In addition, the Company was informed that it is not eligible for an additional 90 calendar day compliance period given that it does not meet the initial inclusion requirements of The Nasdaq SmallCap Market under Marketplace Rule 4310(c)(2)(A); specifically that it does not qualify with the $5 million stockholders’ equity, $50 million market value of listed securities or $750,000 net income from continuing operations requirement.

About Visual Data Corporation

Visual Data Corporation (http://www.vdat.com) is a business services provider, specializing in meeting the webcasting needs of corporations, government agencies and a wide range of organizations, as well as providing audio and video transport and collaboration services for the entertainment, advertising and public relations industries.

This press release contains forward-looking statements, some of which may relate to Visual Data Corporation, and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in Visual Data Corporation’s filings with the Securities and Exchange Commission.

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